Exhibit 23.3

Consent of Independent Auditor

We consent to the incorporation by reference in Pre-Effective Amendment No. 1 to the Registration Statement on Form N-2 of SLR Senior Investment Corp. of our report dated February 18, 2022, relating to the financial statements of North Mill HoldCo LLC and Subsidiaries, appearing in this Annual Report on Form 10-K of SLR Senior Investment Corp. for the year ended December 31, 2021.

/s/ RSM US LLP

Philadelphia, Pennsylvania

March 1, 2022